EXHIBIT 99.1

JoS. A. Bank Clothiers Announces Its 2012 Black Friday Doorbusters -- Doors Open at 10:00 p.m. on Thursday

HAMPSTEAD, Md., Nov. 16, 2012 (GLOBE NEWSWIRE) -- JoS. A. Bank Clothiers, Inc. (Nasdaq: JOSB) announces its plan for this year's Black Friday Doorbusters. The annual Black Friday Doorbuster event will be held for four hours on Thanksgiving Day, November 22, 2012 from 10:00 p.m. – 2:00 a.m. (local time) and seven hours on Friday, November 23, 2012 from 6:00 a.m.to 1:00 p.m. (local time) in its 547 company-owned full-line stores nationwide (times may vary slightly for certain stores). In addition, the items will be offered online at www.josbank.com beginning at 12:01 a.m. (EST) on Thanksgiving Day and ending at 1:00 p.m. (PST) on Black Friday.

The JoS. A. Bank Black Friday Doorbuster event will feature the following select items all priced to offer incredible savings for this limited time period:

		Regular Price	Sale Price
1.	Traveler Dress Shirts and Sportshirts	$87.50	$29.99
2.	Signature Wool Suits	$895	$179
3.	Signature Blazers	$595	$179
4.	Executive Cashmere Sweaters	$295	$69
5.	Camel Hair Blazers	$450 -- $550	$99
6.	Merino Wool Topcoat	$450	$99
7.	Executive Wool Herringbone Dress Pants	$185	$39.99
8.	Signature Pima Cotton Sweaters	$89.50 -- $109.50	$19.99
9.	Executive Ties	$79.50	$19.99
10.	Solid & Patterned Cashmere Scarves	$120-- $130	$29.99

"We are pleased to offer our largest and most varied assortment of tremendous Black Friday values to our customers this year," stated R. Neal Black, President and CEO of JoS. A. Bank Clothiers. "We have expanded this assortment and we will be opening on Thanksgiving Day at 10:00 p.m. (local time). We are announcing this product assortment and the respective prices early to assist our customers in planning their shopping on Black Friday," continued Mr. Black.

Below are product details for some of the 2012 JoS. A. Bank Doorbuster offerings:

Traveler Dress Shirts – All cotton. Virtually wrinkle-free. Look as crisp and neat at the end of the day as you did when you first put it on. With solid and pattern colors available, and multiple collar choices, who can buy just one?

Traveler Sportshirts – Soft, two-ply cotton with a single-needle construction make them extra durable and wrinkle resistant. Perfectly coordinated patterns to be worn layered under a sportcoat or blazer.

Signature Wool Suits - Year-round classic superfine merino wool suits. Jackets are fully lined with soft shoulders and a center vent. Trousers are available in pleated or plain front styles. Offered in a variety of colors and patterns to suit even the most discriminating of tastes. All patterns are available in 2- or 3- button.

Signature Blazers - Year-round classic superfine worsted wool blazers. Fully lined with soft shoulders in 2- or 3-button with a center vent. Available in black and navy. The perfect business casual solution.

Executive Cashmere Sweaters - Relax in the comfort and style of 100% pure two-ply cashmere. This luxurious sweater is an indispensable addition to your wardrobe. With 10 colors and multiple styles, you're sure to find a sweater to fit your needs.

Camel Hair Blazers - Pure camel hair. Soft and smooth, rich and refined. An enduring essential in any gentleman's wardrobe. Executive style available in eight colors in 2- or 3- button with a center vent. Traveler Tailored Fit style available in five colors in 2- button with side vents.

Merino Wool Topcoats - 100% merino wool with an ultra-soft texture makes these topcoats a wardrobe necessity. Offered in six colors with single-breasted styling in full or three-quarter length. When the temperatures drop, our topcoats are designed to keep you warm without sacrificing style.

Executive Wool Herringbone Dress Pants - 100% wool finely tailored dress pants offered in classic patterns designed for year-round wear. All patterns are half-lined to the knee and available in pleated front. Complete your wardrobe in style.

Signature Pima Cotton Sweaters – Uncompromising luster, silky softness, durability, and pill resistance all in one sweater. Available in v-neck, half-zip and vest silhouettes. This is one piece you can justify owning in more than just one color.

Executive Ties – 100% silk in 3 ½" width. Available in countless colors and patterns, you'll be sure to find something that suits your style.

Solid and Patterned Cashmere Scarves - Wrap yourself in the luxury of 100% pure cashmere. These scarves are offered in solids and patterns and are sure to make the perfect gift for everyone on your list this holiday season.

JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading designers, manufacturers and retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 594 stores in 44 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com/. The Company is headquartered in Hampstead, Md., and its common stock is listed on the NASDAQ Global Select Market under the symbol "JOSB."

Our statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecasted due to a variety of factors outside of our control that can affect our operating results, liquidity, and financial condition. Such factors include risks associated with economic, weather, public health and other factors affecting consumer spending, including negative changes to consumer confidence and other recessionary pressures, higher energy and security costs, the successful implementation of our growth strategy, including our ability to finance our expansion plans, the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials such as wool and cotton, seasonality, merchandise trends and changing consumer preferences, the effectiveness of our marketing programs, including compliance with relevant legal requirements, the availability of suitable lease sites for new stores, doing business on an international basis, the ability to source product from our global supplier base, legal and regulatory matters and other competitive factors. The identified risk factors and other factors and risks that may affect our business or future financial results are detailed in our filings with the Securities and Exchange Commission, including, but not limited to, those described under "Risk Factors" in our Annual Report on Form 10-K for the year ended January 28, 2012 and our subsequent Quarterly Reports on Form 10-Q filed through the date hereof. These cautionary statements qualify all of the forward-looking statements we make herein. We cannot assure you that the results or developments anticipated by us will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for us or affect us, our business or our operations in the way we expect. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. We do not undertake an obligation to update or revise any forward-looking statements to reflect actual results or changes in our assumptions, estimates or projections. These risks should be carefully reviewed before making any investment decision.

Contact: JoS. A. Bank Clothiers, Inc., Hampstead, Md.
David E. Ullman
EVP/CFO
410-239-5715
or Investor Relations Information Request Website
(http://phx.corporate-ir.net/phoenix.zhtml?c=113815&p=irol-inforeq), or Investor Relations Voicemail, 410-239-5900
E-commerce Address for JoS. A. Bank Clothiers, Inc.:
www.josbank.com